Exhibit 5.1

April 7, 2006

Main +1.858.450.8400

Fax +1.858.450.8499

iVOW, Inc.

11455 El Camino Real, Suite 140

San Diego, California 92130

Re:                             iVOW, Inc. – Registration Statement on Form S-3
469,798 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to iVOW, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 filed with the Securities and Exchange Commission on April 7, 2006 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”), an aggregate of 469,798 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), of which (i) 290,000 shares (the “Investor Shares”) were issued in connection with a private placement financing, which was completed on February 22, 2006 (the “Financing”), and are outstanding as of the date of this letter, (ii) 144,998 shares (the “Investor Warrant Shares”) are subject to outstanding common stock purchase warrants of the Company issued to the investors in the Financing (the “Investor Warrants”), (iii) 23,200 shares (the “PA Units Warrant Shares”) are subject to an outstanding warrant to purchase units, each unit consisting of one share of Common Stock and a warrant to purchase one-half share of Common Stock issued to the placement agent for services rendered to the Company in connection with the Financing (the “PA Units Warrant”), and (iv) 11,600 shares (the “PA Common Stock Warrant Shares”) are subject to a common stock purchase warrant issuable to the placement agent upon exercise of the PA Units Warrant (the “PA Common Stock Warrant”). The Investor Warrants, the PA Units Warrant, the PA Common Stock Warrant are collectively referred to herein as the “Warrants.”  The Investor Warrant Shares, the PA Units Warrant Shares and the PA Common Stock Warrant Shares are collectively referred to herein as the “Warrant Shares.”

Heller Ehrman LLP   4350 La Jolla Village Drive, 7th Floor   San Diego, CA  92122-1246   www.hellerehrman.com

Anchorage	Beijing	Hong Kong	Los Angeles	Madison, WI	New York	San Diego	San Francisco Seattle
Silicon Valley	Singapore		Washington, D.C

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined the originals, or photostatic, faxed, .pdf or certified copies, of the Company’s organizational documents, the subscription agreements relating to the Shares and the Investor Warrants, the selling agreement relating to the PA Units Warrant, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant, appropriate or necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as conformed or photocopies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency and authority of such persons. As to facts material to the opinion expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of the Company and others.

Based on such review, subject to the assumptions stated above and relying on the statements of fact contained in the documents, instruments, records, certificates, statements and representations described above, we are of the opinion that (i) the Investor Shares have been duly authorized, are legally issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and if, as and when issued upon exercise of the Warrants in accordance with the terms of the applicable Warrant will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Investor Shares, the Warrants or the Warrant Shares.

Very truly yours,

/s/ Heller Ehrman LLP